Exhibit 99.1

Home Point Capital Reports Third Quarter 2022 Financial Results

–          Quarterly Origination Volume of $4.1 billion –
–          $59.5 million reduction in total expenses compared to third quarter of prior year –
–          Available liquidity of $569.1 million –
–          Third Quarter 2022 Net Loss of $94.3 million, or $(0.68) per Share –

ANN ARBOR, Mich., November 10, 2022 -- Home Point Capital Inc. (NASDAQ: HMPT) (together with its subsidiaries, “Home Point Capital” or the “Company”), the parent entity of Home Point Financial Corporation (“Homepoint”), today announced its financial results for the third quarter ended September 30, 2022.

“We continue to take strategically proactive steps to navigate the current environment by significantly reducing expenses, building liquidity, and focusing on margins over loan volume,” said Willie Newman, President and Chief Executive Officer. “In the third quarter, we made considerable progress in boosting our liquidity profile and reducing expenses, positioning our company to create long-term value even in a reduced-volume environment.”

Exhibit 99.1

Third Quarter 2022 Financial and Key Performance Indicator Summary

($mm, except per share values)	For the quarter ended
	9/30/2022	6/30/2022	9/30/2021

Total Funded Origination Volume	$4,142.0	$9,291.9	$20,795.6
Total Fallout Adjusted Lock Volume	$3,734.7	$8,878.2	$21,894.4
Gain on sale margin (bps)[1]	4	42	84
Servicing portfolio - Units	331,264	320,215	428,622
Servicing portfolio - UPB	$94,087.8	$90,516.4	$125,832.3

Total revenue, net	$8.3	$70.0	$274.7
Origination segment direct expenses	46.1	67.1	116.6
Servicing segment direct expenses	14.8	14.5	17.5
Corporate expenses	54.8	37.8	41.1
Total expenses	115.7	119.4	175.2
Net (loss) income	$(94.3)	$(44.4)	$71.5
Net (loss) income per share	$(0.68)	$(0.32)	$0.51

(1) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, interest income (expense), net, and loan servicing fees (expense) for the Origination segment.

Third Quarter 2022 Highlights

•	Quarterly funded origination volume was $4.1 billion, compared to $20.8 billion in the third quarter of 2021, and $9.3 billion in the second quarter of 2022.

•	Total revenue, net of $8.3 million, compared to $274.7 million in the third quarter of 2021 and $70.0 million in the second quarter of 2022.

•	Total revenue in the Origination segment of $1.7 million, compared to $183.8 million in the third quarter of 2021 and $37.2 million in the second quarter of 2022.

•
Gain on sale margin attributable to channels, before giving effect to the impact of capital markets and other activity, was 51 basis points in the third quarter of 2022, compared to 73 basis points in the third quarter of 2021 and 60 basis points in the second quarter of 2022.

•
Total expenses of $115.7 million included $13.4 million restructuring and $10.8 million goodwill impairment charges. Excluding those charges, total expense improved 47.8% versus the third quarter of 2021 and 23.4% from the second quarter of 2022 due to the Company’s cost management initiatives.

•
Net loss of $94.3 million (or $(0.68) per basic and diluted share), compared to net income of $71.5 million (or $0.51 per basic and diluted share) in the third quarter of 2021, and net loss of $44.4 million (or $(0.32) per basic and diluted share) in the second quarter of 2022.

Exhibit 99.1

•	Broker Partners of 9,116 as of September 30, 2022 increased by 1,664 from the third quarter of 2021, and increased by 372 from the second quarter of 2022.

•	In the third quarter of 2022, we had 2,569 active broker partners.

•	Servicing customers of 331,264, down 22.7% from the third quarter of 2021, and up 3.5% compared to the second quarter of 2022.

•	Servicing portfolio UPB totaled $94.1 billion as of September 30, 2022, down 25.2% from the third quarter of 2021, and an increase of 3.9% from the second quarter of 2022.

•
Servicing portfolio delinquencies of 60 days or more of 1.0% remained relatively consistent with 0.9% in the third quarter of 2021 and 0.9% in the second quarter of 2022. The MSR multiple for the third quarter of 2022 of 5.8x increased from 4.2x in the third quarter of 2021 and was comparable with 5.8x in the second quarter of 2022, primarily driven by slower prepayment speeds due to higher mortgage interest rates.

•	Company’s available liquidity of $569.1 million as of September 30, 2022.

Origination Segment

Home Point Capital’s Origination segment originates and sells residential real estate mortgage loans. These loans are sourced through two channels. The primary channel is Wholesale, where the Company works with mortgage brokerages to source new customers. The Direct channel retains serviced customers in the Home Point Capital ecosystem.

The Origination segment recorded a contribution loss of $44.4 million in the third quarter of 2022, compared to contribution margin of $67.2 million in the third quarter of 2021 and contribution loss of $29.9 million in the second quarter of 2022.

Exhibit 99.1

Origination Segment – Financial Highlights and Summary of Key Performance Indicators

($mm)	For the quarter ended
	9/30/2022	6/30/2022	9/30/2021

Gain on loans, net	$(10.3)	$13.2	$145.3
Loan fee income	7.6	15.3	34.5
Interest income, net and other income	4.4	8.7	4.0
Total Origination segment revenue	1.7	37.2	183.8
Directly attributable expense	46.1	67.1	116.6
Contribution margin	$(44.4)	$(29.9)	$67.2

	For the quarter ended
Key Performance Indicators[1]	9/30/2022	6/30/2022	9/30/2021

Total Funded Origination Volume	$4,142.0	$9,291.9	$20,795.6
Total Fallout Adjusted Lock Volume	$3,734.7	$8,878.2	$21,894.4

Gain on Sale Margin (bps)[2]	4	42	84

Origination Volume by Purpose:
Purchase	81.1%	71.3%	34.6%
Refinance	18.9%	28.7%	65.4%

Third Party Partners:
Number of Broker Partners	9,116	8,744	7,452
Number of Correspondent Partners[3]	N/A	670	652

(1) See Appendix for additional volume and gain on sale information by channel.

(2) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, interest income (expense), net, and loan servicing fees (expense) for the Origination segment.

(3) Number of Correspondent Partners from whom the Company purchased loans is not applicable for the third quarter of 2022 due to the sale of the Correspondent channel on June 1, 2022.

Servicing Segment

Home Point Capital’s Servicing segment generates revenue through contractual fees earned by performing daily administrative and management activities for mortgage loans that were primarily sourced by the Company’s Originations segment. These loans are serviced on behalf of investors/guarantors, primarily Fannie Mae, Freddie Mac and Ginnie Mae. In February 2022, Homepoint announced an agreement with ServiceMac, LLC (“ServiceMac”) pursuant to which ServiceMac will subservice all mortgage loans underlying MSRs held by Homepoint. Substantially all of Homepoint’s servicing staff has transitioned to ServiceMac providing customers with continuity and the same high-quality service. ServiceMac began subservicing newly originated agency loans for Homepoint in the second quarter of 2022. The transition of the balance of the agency portfolio and all of the Ginnie Mae portfolio to ServiceMac was completed in the third quarter of 2022. ServiceMac performs servicing functions on Homepoint’s behalf, but Homepoint continues to hold the MSRs.

Exhibit 99.1

The Servicing segment generated a contribution margin of $3.2 million in the third quarter of 2022, compared to $86.2 million in the third quarter of 2021 and $20.0 million in the second quarter of 2022.

Servicing Segment – Financial Highlights and Key Performance Indicators

($mm)	For the quarter ended
	9/30/2022	6/30/2022	9/30/2021

Loan servicing fees	$60.1	$62.9	$91.8
Interest income, net and other income	4.1	1.5	0.9
Total Servicing segment revenue	64.2	64.4	92.7
Directly attributable expense	14.8	14.5	17.5
Primary Margin	49.4	49.9	75.2
Change in MSR fair value: amortization	(28.7)	(33.4)	(73.9)
Adjusted contribution margin	20.7	16.5	1.3
Change in MSR fair value: mark-to-market, net of hedge	(17.5)	3.5	84.9
Contribution margin	$3.2	$20.0	$86.2

Key Performance Indicators	For the quarter ended[1]
	9/30/2022	6/30/2022	9/30/2021

MSR servicing portfolio - UPB	$94,088	$90,516	$125,832
Average MSR servicing portfolio - UPB	$92,302	$96,251	$125,046
MSR servicing portfolio - Units	331,264	320,215	428,622
Weighted average coupon rate	3.30%	3.18%	2.98%
60+ days delinquent, incl. forbearance	1.0%	0.9%	0.9%
MSR multiple	5.8	5.8	4.2

(1) Figures as of period end, except "Average MSR servicing portfolio - UPB" which is average for the period.

Balance Sheet and Liquidity Highlights

Home Point Capital had available liquidity of $569.1 million as of September 30, 2022, comprising $130.3 million of cash and cash equivalents and $438.7 million of undrawn capacity from its mortgage servicing rights line of credit and other credit facilities. The Company had total warehouse capacity of $3.2 billion, and unused capacity of $2.3 billion as of September 30, 2022, compared to total capacity of $6.0 billion, and unused capacity of $4.1 billion as of June 30, 2022. In light of the recent decline in the Origination volumes, the Company continues to strategically rightsize its warehouse lines of credit in order to minimize associated costs and more efficiently operate in the environment of rising interest rates and increased competition.

Exhibit 99.1

($mm)	As of
	9/30/2022	6/30/2022	12/31/2021

Cash and cash equivalents	$130.3	$135.8	$171.0
Mortgage servicing rights (at fair value)	$1,492.5	$1,419.1	$1,525.1
Warehouse lines of credit	$870.6	$1,910.4	$4,718.7
Term debt and other borrowings, net	$941.3	$845.5	$1,226.5
Total shareholders' equity	$639.1	$732.3	$776.6

Dividend and Stock Repurchase Program

Home Point Capital’s board of directors has determined not to declare a dividend for the third quarter. The board’s determination reflects the Company’s desire to maintain a strong liquidity position to support operations in the current macroeconomic environment, including rising interest rates and inflationary pressure, and the potential impact on the Company’s results of operations and financial condition.

During the quarter, the Company did not repurchase any shares. The Company has $4.3 million of availability remaining under its $8.0 million stock repurchase program.

Conference Call and Webcast

Members of Home Point Capital’s management team will host a conference call and live webcast on Thursday, November 10, 2022 at 8:30 a.m. ET to review the Company’s financial results for the third quarter ended September 30, 2022.

The conference call may be accessed by dialing (877) 423-9813 (toll-free) or (201) 689-8573 (international), using the passcode 13730527. The number should be dialed at least ten minutes prior to the start of the call. A simultaneous webcast will also be available and can be accessed through the Investor Relations section of Home Point Capital’s website at investors.homepoint.com.

An investor presentation will be referenced during the call, and it will be available prior to the call through the Investor Relations section of Home Point Capital’s website.

A telephonic replay of the call will be available approximately two hours after the live call through Thursday, November 17, 2022 by dialing (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 13730527. To access a replay of the webcast, please visit Events in the Investor Relations section of Home Point Capital’s website.

Exhibit 99.1

About Home Point Capital

Home Point Capital is the parent company of Homepoint, one of the nation’s leading mortgage originators and servicers, putting people front and center of the homebuying and homeownership experience. The Company supports successful homeownership as a crucial element of broader financial security and well-being through delivering long-term value beyond the loan. Founded in 2015 and headquartered in Ann Arbor, Michigan, Homepoint works with a nationwide network of more than 9100 mortgage broker partners with deep knowledge and expertise about the communities and customers they serve.

Home Point Financial Corporation d/b/a Homepoint. NMLS No. 7706 (For licensing information, go to: nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, "Homepoint" in KY, LA, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation, 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866.

Forward Looking Statements
This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs, the industry in which we operate and other similar matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” and the negative of these terms or other comparable terminology often identify forward-looking statements. Forward-looking statements are not guarantees of future performance, are based upon assumptions, and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others: our reliance on our financing arrangements to fund mortgage loans and otherwise operate our business; the dependence of our loan origination and servicing revenues on macroeconomic and U.S. residential real estate market conditions; the requirement to repurchase mortgage loans or indemnify investors if we breach representations and warranties; counterparty risk; the requirement to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances; risks related to any subservicer; competition for mortgage assets that may limit the availability of desirable originations, acquisitions and result in reduced risk-adjusted returns; our ability to continue to grow our loan origination business or effectively manage significant increases in our loan production volume; difficult conditions or disruptions in the mortgage-backed securities (“MBS”), mortgage, real estate and financial markets; competition in the industry in which we operate; our ability to acquire loans and sell the resulting MBS in the secondary markets on favorable terms in our production activities; our ability to adapt to and implement technological changes; the effectiveness of our risk management efforts; our ability to detect misconduct and fraud; any failure to attract and retain a highly skilled workforce, including our senior executives; our ability to obtain, maintain, protect and enforce our intellectual property; any cybersecurity risks, cyber incidents and technology failures; material changes to the laws, regulations or practices applicable to reverse mortgage programs operated by the Federal Housing Administration (“FHA”) and the U.S. Department of Housing and Urban Development; our vendor relationships; our failure to deal appropriately with various issues that may give rise to reputational risk, including legal and regulatory requirements; any employment litigation and related unfavorable publicity; exposure to new risks and increased costs as a result of initiating new business activities or strategies or significantly expanding existing business activities or strategies; the impact of changes in political or economic stability or by government policies on our material vendors with operations in India; our ability to fully utilize our net operating loss (“NOL”) and other tax carryforwards; any challenge by the Internal Revenue Service of the amount, timing and/or use of our NOL carryforwards; possible changes in legislation and the effect on our ability to use the tax benefits associated with our NOL carryforwards; the impact of other changes in tax laws; the impact of interest rate fluctuations; risks associated with hedging against interest rate exposure; the impact of any prolonged economic slowdown, recession or declining real estate values; risks associated with financing our assets with borrowings; risks associated with a decrease in value of our collateral; the dependence of our operations on access to our financing arrangements, which are mostly uncommitted; risks associated with the financial and restrictive covenants included in our financing agreements; risks associated with changes in the London Inter-Bank Offered Rate reporting practices and the use of alternative reference rates; our ability to raise the debt or equity capital required to finance our assets and grow our business; risks associated with derivative financial instruments; our ability to comply with continually changing federal, state and local laws and regulations; the impact of revised rules and regulations and enforcement of existing rules and regulations by the Consumer Financial Protection Bureau; the impact of revised rules and regulations and enforcement of existing rules and regulations by state regulatory agencies; our ability to comply with the Government-Sponsored Enterprises (“GSE”), FHA, U.S. Department of Veterans Affairs (“VA”) and U.S. Department of Agriculture (“USDA”) guidelines and changes in these guidelines or GSE and Government National Mortgage Association (“Ginnie Mae”) guarantees; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies such as Ginnie Mae, the FHA or the VA, the USDA, or GSEs such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, or such changes that increase the cost of doing business with such entities; our ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct our business; our ability to comply with the regulations applicable to our investment management subsidiary; the impact of private legal proceedings; risks associated with our acquisition of mortgage servicing rights; the impact of our counterparties terminating our servicing rights under which we conduct servicing activities; risks associated with higher risk loans that we service; our ability to foreclose on our mortgage assets in a timely manner or at all; and the effects of the COVID-19pandemic on our business. You should carefully consider the foregoing factors and the other risks and uncertainties that may affect the Company’s business, including those listed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, as such risk factors may be amended, supplemented, or superseded from time to time by other reports filed by the Company with the Securities and Exchange Commission. Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date thereof. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

Exhibit 99.1

Consolidated Statements of Income (Loss)
($ in millions, except per share data)
(Unaudited)

($mm, except per share values)	For the quarter ended
	9/30/2022	6/30/2022	9/30/2021

(Loss) gain on loans, net	$(10.3)	$13.2	$145.5
Loan fee income	7.6	15.3	34.5
Interest income	21.5	27.5	36.7
Interest expense	(26.3)	(28.9)	(45.5)
Interest expense, net	(4.8)	(1.4)	(8.8)
Loan servicing fees	60.1	62.9	91.8
Change in fair value of mortgage servicing rights	(46.2)	(29.9)	11.0
Other income	1.9	9.9	0.7
Total revenue, net	8.3	70.0	274.7

Compensation and benefits	62.8	75.6	114.6
Loan expense	4.0	7.0	16.6
Loan servicing expense	11.2	7.1	6.7
Production technology	3.7	4.3	7.6
General and administrative	12.5	17.0	21.7
Depreciation and amortization	2.6	2.6	2.4
Impairment of goodwill	10.8	—	—
Other expenses	8.1	5.8	5.6
Total expenses	115.7	119.4	175.2

(Loss) income before income tax	(107.4)	(49.4)	99.5
Pre-tax margin	(1294.0%	(70.6)%	36.2%
Income tax benefit (expense)	$25.0	$14.1	$(27.3)
(Loss) income from equity method investment	$(11.9)	$(9.1)	$(0.7)
Net (loss) income	$(94.3)	$(44.4)	$71.5
Net margin	(1136.1)%	(63.4)%	26.0%
(Loss) earnings per share:
Basic	$(0.68)	$(0.32)	$0.51
Diluted	$(0.68)	$(0.32)	$0.51
Basic weighted average common stock outstanding (mm)	138.4	138.5	139.1
Diluted weighted average common stock outstanding (mm)	138.4	138.5	140.0

Adjusted income statement metrics [1]:
Adjusted revenue	$13.9	$57.4	$189.1
Adjusted net (loss) income	$(80.9)	$(46.9)	$9.9
Adjusted net margin	(581.8)%	(81.7)%	5.2%

(1) Non-GAAP measures. See non-GAAP reconciliation for a reconciliation of each measure to the nearest GAAP measure.

Exhibit 99.1

Consolidated Balance Sheet
($ in millions)

($mm)	As of
	9/30/2022	6/30/2022	12/31/2021
	(Unaudited)
Assets:
Cash and cash equivalents	$130.3	$135.8	$171.0
Restricted cash	18.1	27.1	36.8
Cash and cash equivalents and Restricted cash	148.4	162.9	207.8
Mortgage loans held for sale (at fair value)	917.8	2,018.6	5,107.1
Mortgage servicing rights (at fair value)	1,492.5	1,419.1	1,525.1
Property and equipment, net	13.4	18.0	21.9
Accounts receivable, net	167.7	177.0	129.1
Derivative assets	72.2	59.3	84.4
Goodwill	—	10.8	10.8
Government National Mortgage Association loans eligible for repurchase	194.5	117.1	65.2
Assets held for sale	38.9	50.7	63.7
Other assets	36.8	40.9	43.2
Total assets	$3,082.2	$4,074.4	$7,258.3

Liabilities and Shareholders’ Equity:
Warehouse lines of credit	870.6	1,910.4	4,718.7
Term debt and other borrowings, net	941.3	845.5	1,226.5
Accounts payable and accrued expenses	82.9	106.0	138.2
Government National Mortgage Association loans eligible for repurchase	194.5	117.1	65.2
Deferred tax liabilities	193.9	214.9	229.8
Derivative liabilities	92.8	60.3	26.7
Other liabilities	67.1	87.9	76.6
Total liabilities	2,443.1	3,342.1	6,481.7

Shareholders’ Equity:
Common stock	—	—	—
Additional paid in capital	512.5	511.6	523.8
Retained earnings	126.6	220.7	252.8
Treasury stock	—	—	—
Total shareholders' equity	639.1	732.3	776.6
Total liabilities and shareholders' equity	$3,082.2	$4,074.4	$7,258.3

Exhibit 99.1

Volume and Margin Detail by Channel

VOLUME DETAIL BY CHANNEL

($mm)	For the quarter ended
	9/30/2022	6/30/2022	9/30/2021

Funded Origination Volume by Channel
Wholesale	$4,019.9	$7,382.4	$16,355.4
Correspondent	64.1	1,731.8	3,434.2
Direct	58.0	177.7	1,006.0
Total Funded Origination Volume	$4,142.0	$9,291.9	$20,795.6

Fallout Adjusted Lock Volume by Channel
Wholesale	$3,688.8	$7,483.3	$16,709.8
Correspondent	N/A	1,269.1	4,150.0
Direct	45.9	125.9	1,034.6
Total Fallout Adjusted Lock Volume	$3,734.7	$8,878.3	$21,894.4

 Exhibit 99.1

GAIN ON SALE MARGIN DETAIL BY CHANNEL

($mm)	For the quarter ended
	9/30/2022		6/30/2022		9/30/2021
	$ Amount	Basis Points	$ Amount	Basis Points	$ Amount	Basis Points
Gain on Sale Margin by Channel
Wholesale	$17.9	48	$47.7	64	$122.0	73
Correspondent	N/A	N/A	$2.0	16	8.4	20
Direct	1.2	260	$3.2	256	30.3	292
Margin Attributable to Channels	19.1	51	$52.9	60	160.7	73
Other (Loss) Gain on Sale[1]	(17.4)	(47)	$(15.7)	(18)	23.2	11
Gain on Sale Margin[2]	$1.7	4	$37.2	42	$183.9	84

(1) Includes interest income (expense), net, realized and unrealized gains (losses) on locks and mortgage loans held for sale, net hedging results, the provision for the representation and warranty reserve, and differences between modeled and actual pull-through.

(2) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, interest income (expense), net, and loan servicing fees (expense) for the Origination segment.

Exhibit 99.1

Summary Segment Results

($mm)	For the quarter ended September 30, 2022
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item[1]	Segments Total

Revenue:
Loss on loans, net	$(10.3)	$—	$(10.3)	$—	$(10.3)	$—	$(10.3)
Loan fee income	7.6	—	7.6	—	7.6	—	7.6
Loan servicing fees	—	60.1	60.1	—	60.1	—	60.1
Change in fair value of mortgage servicing rights	—	(46.2)	(46.2)	—	(46.2)	—	(46.2)
Interest income (expense), net	4.4	4.1	8.5	(13.3)	(4.8)	—	(4.8)
Other (expense) income	—	—	—	(10.0)	(10.0)	11.9	1.9
Total Revenue	$1.7	$18.0	$19.7	$(23.3)	$(3.6)	$11.9	$8.3

Contribution margin	$(44.4)	$3.2	$(41.2)	$(77.9)	$(119.1)

($mm)	For the quarter ended June 30, 2022
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item[1]	Segments Total

Revenue:
Gain on loans, net	$13.2	$—	$13.2	$—	$13.2	$—	$13.2
Loan fee income	15.3	—	15.3	—	15.3	—	15.3
Loan servicing fees	—	62.9	62.9	—	62.9	—	62.9
Change in fair value of mortgage servicing rights	—	(29.9)	(29.9)	—	(29.9)	—	(29.9)
Interest income (expense), net	8.6	1.5	10.1	(11.5)	(1.4)	—	(1.4)
Other income	0.1	—	0.1	0.7	0.8	9.1	9.9
Total Revenue	$37.2	$34.5	$71.7	$(10.8)	$60.9	$9.1	$70.0

Contribution margin	$(29.9)	$20.0	$(9.9)	$(48.7)	$(58.6)

Exhibit 99.1

($mm)	For the quarter ended September 30, 2021
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item[1]	Segments Total

Revenue:
Gain on loans, net	$145.3	$0.2	$145.5	$—	$145.5	$—	$145.5
Loan fee income	$34.5	$—	$34.5	$—	$34.5	$—	$34.5
Loan servicing fees	$—	$91.8	$91.8	$—	$91.8	$—	$91.8
Change in fair value of mortgage servicing rights	$—	$11.0	$11.0	$—	$11.0	$—	$11.0
Interest income (expense), net	$4.0	$0.6	$4.6	$(13.5)	$(8.9)	$—	$(8.9)
Other income (expense)	$—	$0.1	$0.1	$(0.1)	$—	$0.8	$0.8
Total Revenue	$183.8	$103.7	$287.5	$(13.6)	$273.9	$0.8	$274.7

Contribution margin	$67.2	$86.2	$153.4	$(54.8)	$98.6
(1) The Company includes the income from its equity method investments in the All Other category. In order to reconcile to Total net revenue on the condensed consolidated statements of operations, it must be removed as is presented above.

Exhibit 99.1

GAAP to Non-GAAP Reconciliations
RECONCILIATION OF TOTAL REVENUE, NET TO ADJUSTED REVENUE

($mm)	For the quarter ended
	9/30/2022	6/30/2022	9/30/2021

Total revenue, net	$8.3	$70.0	$274.7
Loss from equity method investment	(11.9)	(9.1)	(0.7)
Change in fair value of MSR, net of hedge	17.5	(3.5)	(84.9)
Adjusted revenue	$13.9	$57.4	$189.1

RECONCILIATION OF TOTAL NET (LOSS) INCOME TO ADJUSTED NET (LOSS) INCOME

($mm)	For the quarter ended
	9/30/2022	6/30/2022	9/30/2021

Total net (loss) income	$(94.3)	$(44.4)	$71.5
Change in fair value of MSR, net of hedge	17.5	(3.5)	(84.9)
Income tax effect of change in fair value of MSR, net of hedge	(4.1)	1.0	23.3
Adjusted net (loss) income	$(80.9)	$(46.9)	$9.9

RECONCILIATION OF NET MARGIN TO ADJUSTED NET MARGIN

($mm)	For the quarter ended
	9/30/2022	6/30/2022	9/30/2021

Total revenue, net	$8.3	$70.0	$274.7
Total net (loss) income	(94.3)	(44.4)	71.5
Net margin	(1136.1)%	(63.4)%	26.0%

Adjusted revenue	$13.9	$57.4	$189.1
Adjusted net (loss) income	(80.9)	(46.9)	9.9
Adjusted net margin	(581.8)%	(81.7)%	5.2%

Exhibit 99.1

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined under Generally Accepted Accounting Principles (“GAAP”), we disclose Adjusted revenue, Adjusted net Income (Loss), and Adjusted net margin as “non-GAAP measures,” which management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define Adjusted revenue as Total net revenue exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge and adjusted for Income from equity method investment.

We define Adjusted net income as Net income (Loss) exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge.

We exclude changes in fair value of MSRs, net of hedge from each of Adjusted revenue and Adjusted net income (loss) as they add volatility and are not indicative of the Company’s operating performance or results of operation. This adjustment does not include changes in fair value of MSRs due to realization of cash flows, which remain in each of Adjusted revenue and Adjusted net income (Loss). Realization of cash flows occurs when cash is collected as customers make scheduled payments, partial prepayments of principal, or pay their mortgage in full.

We define Adjusted net margin by dividing Adjusted net income (Loss) by Adjusted revenue.

We believe that Adjusted revenue, Adjusted net Income (Loss), and Adjusted net margin can provide useful information to investors and others in understanding and evaluating our operating results. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, or any other operating performance measure calculated in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

We believe that the presentation of Adjusted revenue, Adjusted net Income, and Adjusted net margin provides useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted revenue, Adjusted net Income (Loss), and Adjusted net margin provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. The Company measures the performance of the segments primarily on a contribution margin basis. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. However, other companies may define Adjusted revenue, Adjusted net Income (Loss), and Adjusted net margin differently, and as a result, our measures of Adjusted revenue, Adjusted net Income (Loss), and Adjusted net margin may not be directly comparable to those of other companies.

Exhibit 99.1

Investor Relations Contact:

Home Point Capital:
Lesley Alli
investor@hpfc.com

Media Contact:

Home Point Capital:
Brad Pettiford
media@hpfc.com